UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022(December 22, 2022)

KLDiscovery Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38789	61-1898603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9023 Columbine Road
Eden Prairie, Minnesota		55347
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 703 288-3380

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2022, KLDiscovery Inc (the “Company”) entered into an amendment (the “Wilson Amendment”) to the Executive Severance Agreement, dated as of June 17, 2020, by and between the Company and Dawn Wilson, the Chief Financial Officer of the Company (the “Wilson Agreement”), an amendment (the “Jones Amendment”) to the Executive Severance Agreement, dated as of June 17, 2020, by and between the Company and Krystina Jones, the Executive Vice President, Marketing and Sales of the Company (the “Jones Agreement”) and an amendment (the “Weiler Amendment”) to the Executive Severance Agreement, dated as of September 30, 2020, by and between the Company and Christopher Weiler, the Chief Executive Officer of the Company (the “Weiler Agreement”).

Amendment to Severance Agreement with Dawn Wilson

Under the Wilson Agreement, prior to the Wilson Amendment, in the event that Ms. Wilson’s employment is terminated by the Company without cause or by Ms. Wilson for good reason, subject to her execution and non-revocation of a general release of claims and compliance with certain restrictive covenants including confidentiality, non-solicitation and non-competition, Ms. Wilson was entitled to receive (i) an amount in cash equal to the sum of (a) 50% of her base salary and (b) a pro-rated bonus for the year in which her termination occurs, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to six months. Under the Wilson Amendment, the amount described in clause (i)(a) of the preceding sentence was increased to 100% of Ms. Wilson’s base salary. The Wilson Amendment also revised the Wilson Agreement to clarify that if Ms. Wilson’s employment is terminated during the period beginning three (3) months prior to a Change in Control (as defined in the KLDiscovery Inc. 2019 Incentive Award Plan), any unvested time-based equity awards granted to her under the Company’s equity compensation plans will not be forfeited solely as a result of such termination of her employment, but will vest as a result of consummation of the Change in Control, and she may exercise any vested options until the earlier of (a) ninety (90) days after the vesting date or (b) the latest date on which such options could have expired by their original terms or the 10th anniversary of the grant date of such options.

Amendment to Severance Arrangement with Krystina Jones

Under the Jones Agreement, prior to the Jones Amendment, in the event that Ms. Jones’ employment is terminated by the Company without cause, or by Ms. Jones for good reason, subject to her execution and non-revocation of a general release of claims and compliance with certain restrictive covenants including confidentiality, non-solicitation and non-competition, Ms. Jones was entitled to receive (i) an amount in cash equal to the sum of (a) 50% of her base salary and (b) six months of her average monthly sales commission over the three year period prior to the date of termination, including any incentive bonus payments, and (ii) direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to COBRA for up to six months. Under the Jones Amendment, the amount described in clause (i)(a) of the preceding sentence was increased to 100% of Ms. Jones’s base salary. The Jones Amendment also revised the Jones Agreement to clarify that if Ms. Jones’s employment is terminated during the period three (3) months prior to a Change in Control (as defined in the KLDiscovery Inc. 2019 Incentive Award Plan), any unvested time-based equity awards granted to her under the Company’s equity compensation plans will not be forfeited solely as a result of such termination of her employment, but will vest as a result of consummation of the Change in Control, and she may exercise any vested options until the earlier of (a) ninety (90) days after the vesting date or (b) the latest date on which such options could have expired by their original terms or the 10th anniversary of the grant date of such options.

Amendment to Severance Agreement with Christopher Weiler

The Weiler Amendment revised the Weiler Agreement to clarify that if Mr. Weiler’s employment is terminated during the period beginning three (3) months prior to a Change in Control (as defined in the KLDiscovery Inc. 2019 Incentive Award Plan), any unvested time-based equity awards granted to him under the Company’s equity compensation plans will not be forfeited solely as a result of such termination of his employment, but will vest as a result of consummation of the Change in Control, and he may exercise any vested options until the earlier of (a) ninety (90) days after the vesting date or (b) the latest date on which such options could have expired by their original terms or the 10th anniversary of the grant date of such options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLDiscovery Inc.

Date:	December 27, 2022	By:	/s/ Christopher J. Weiler
		Name: Title:	Christopher J. Weiler Chief Executive Officer